Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 11:42 AM 07/08/2003 FILED 11:29 AM 07/08/2003 030447359 — 3678964 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Applica Mexico Holdings, Inc.

•	Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808. The registered agent in charge thereof is Corporation Service Company

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total authorized capital stock of this corporation is one thousand Dollars ($1,000.00) divided into 1,000 shares of one Dollars x ($1.00) each.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name Lisa R. Carstarphen

Mailing Address 5980 Miami Lakes Drive

Miami Lakes, Florida Zip Code 33014

•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 2nd day of July, A.D. 2003.

BY:	/s/ Lisa R. Carstarphen
(Incorporator)

NAME:	Lisa R. Carstarphen
(Type or Print)